SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

MERCER FUNDS

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

MERCER FUNDS

Mercer US Large Cap Value Equity Fund

99 High Street

Boston, Massachusetts 02110

September 24, 2013

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer US Large Cap Value Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), and Robeco Investment Management, Inc. (“Robeco” or the “Subadvisor”).

Robeco has served as a subadvisor for the Fund since April 17, 2009. Due to a change in the ownership structure of Robeco and its corporate parent, Robeco Groep N.V., that occurred on July 1, 2013, the prior subadvisory agreement between Robeco and the Advisor, on behalf of the Fund (the “Prior Subadvisory Agreement”), was terminated, and the Board approved a new subadvisory agreement (the “Current Subadvisory Agreement”) to replace the Prior Subadvisory Agreement. The Current Subadvisory Agreement is identical to the Prior Subadvisory Agreement in all material respects.

It is anticipated that this change will not have any effect on the services provided to the Fund by Robeco, and that Robeco will continue to manage its allocated portion of the Fund’s portfolio as Robeco had done under the Prior Subadvisory Agreement.

This change became effective on July 1, 2013. I encourage you to read the attached Information Statement, which provides, among other information, details regarding Robeco and the Current Subadvisory Agreement and a discussion of the factors that the Board considered in approving the implementation of the Current Subadvisory Agreement.

Sincerely,

Richard L. Nuzum, CFA
Trustee, President, and Chief Executive Officer
Mercer Funds

MERCER FUNDS

Mercer US Large Cap Value Equity Fund

99 High Street

Boston, Massachusetts 02110

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer US Large Cap Value Equity Fund (the “Fund”) about a recent change related to the Fund’s contractual arrangements with Robeco Investment Management, Inc. (“Robeco” or the “Subadvisor”), one of the Fund’s subadvisors. Specifically, due to a change in the ownership structure of Robeco, the subadvisory agreement (the “Prior Subadvisory Agreement”) between Robeco and Mercer Investment Management, Inc. (“Mercer” or the “Advisor”), the Fund’s investment advisor, on behalf of the Fund, dated April 17, 2009, was terminated.

The Board approved a new subadvisory agreement dated July 1, 2013 (the “Current Subadvisory Agreement”) with Robeco. The Current Subadvisory Agreement was approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about September 25, 2013 to shareholders of record of the Fund as of August 31, 2013.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Due to the change in the ownership structure of Robeco, which resulted in a change in control of Robeco, the Prior Subadvisory Agreement was assigned for purposes of the 1940 Act. Because the assignment caused the automatic termination of the Prior Subadvisory Agreement, consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on June 6-7, 2013 (the “Meeting”), approved the Current Subadvisory Agreement between the Advisor, on behalf of the Fund, and Robeco. Robeco is independent of the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. Robeco is paid by the Advisor and not by the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the Current Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Robeco and the Current Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc., an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv)

monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.53% of assets up to $750 million and 0.51% of assets in excess of $750 million of the Fund’s average daily net assets. The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $1,607,453 from the Fund for the fiscal year ended March 31, 2013. The aggregate compensation paid by the Advisor to all subadvisors during the last fiscal period ended March 31, 2013 was $1,378,729, representing 0.31% of the Fund’s average net assets during that period.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and Global Business Leader of Mercer’s Investment Management Business; Thomas Murphy serves as Vice President of the Trust and as President; Richard S. Joseph serves as Vice President, Treasurer, and Chief Financial Officer of the Trust and as Chief Operating Officer of the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust and as Chief Counsel-Investments of the Advisor; Colin Dean serves as Vice President and Assistant Secretary of the Fund; Stan Mavromates serves as Vice President and Chief Investment Officer of the Fund and as Vice President and Chief Investment Officer of the Advisor; Manny Weiss, Wil Berglund and Larry Vasquez each serve as Vice President of the Trust and as Vice President and as portfolio manager of the Advisor; and Mark Gilbert serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110. Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

ROBECO INVESTMENT MANAGEMENT, INC.

Robeco Investment Management, Inc. is located at 909 Third Street, New York, NY 10022. Robeco is a wholly-owned subsidiary of Robeco Groep N.V., a Dutch public limited liability company (“Robeco Group”). Robeco Group is majority owned by ORIX Corporation (“ORIX”), a financial services company based in Japan. Robeco is registered as an investment adviser with the SEC under the Advisers Act. The Current Subadvisory Agreement is dated July 1, 2013. The Prior Subadvisory Agreement was initially approved by the Board at a meeting held on February 26, 2009 and Robeco has managed its allocated portfolio of the Fund since April 17, 2009. The Board renewed the Prior Subadvisory Agreement most recently at the Meeting as part of a contingency plan in case the change in control of Robeco did not occur and, accordingly, the Prior Subadvisory Agreement was not assigned and did not terminate.

On July 1, 2013, ORIX and Robeco Group completed a transaction (the “Transaction”) in which ORIX acquired approximately 90.01% of the equity of Robeco Group from its parent Rabobank.

As indicated above, Robeco is paid by the Advisor and not by the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the Current Subadvisory Agreement. The fees paid by the Advisor to Robeco depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund’s assets allocated to Robeco by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may effect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Robeco serves as an investment advisor or subadvisor for the registered investment companies listed below, each of which has an investment objective similar to the Fund’s investment objective.

Name	Assets as of March 31, 2013 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)
John Hancock Disciplined Value Fund	$4,335	0.30% on first $500 million; 0.275% on next $500 million; 0.25% on next $500 million; 0.225% on next $1 billion; 0.20% over $2.5 billion.

The names and principal occupations of the principal executive officers of Robeco are listed below. The address of each principal executive officer, as it relates to the person’s positions with Robeco, is 909 Third Street, New York, NY 10022.

Name	Principal Occupation
Mark E. Donovan	Senior Managing Director, Co-Chief Executive Officer
Joseph F. Feeney, Jr.	Senior Managing Director, Co-Chief Executive Officer
William George Butterly, III	Senior Managing Director, Chief Operating Officer, General Counsel, Chief Compliance Officer and Secretary
Matthew J. Davis	Senior Managing Director, Treasurer and Chief Financial Officer

THE CURRENT SUBADVISORY AGREEMENT

The Current Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the Current Agreement for an initial term of two years. Thereafter, continuance of the Current Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Current Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the Current Subadvisory Agreement are identical in all material respects to the terms of the Prior Subadvisory Agreement, including the fees that are payable to Robeco by Mercer, and the services that Robeco is required to provide in managing its allocated portion of the Fund. The Current Subadvisory Agreement provides that Robeco, among other duties, will make all investment decisions for Robeco’s allocated portion of the Fund’s investment portfolio. Robeco, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the Subadvisor’s allocated portion of the Fund’s assets.

The Current Subadvisory Agreement provides for Robeco to be compensated based on the average daily net assets of the Fund allocated to Robeco. Robeco is compensated from the fees that the Advisor receives from the Fund. Robeco generally will pay all expenses it incurs in connection with its activities under the Current Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Current Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Robeco, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Board, including all of the Independent Trustees, considered and approved the Current Subadvisory Agreement, effective upon the closing of the Transaction. In considering the approval of the Current Subadvisory Agreement, the Board considered the information and materials from the Advisor and counsel provided in connection with the Board’s consideration of the renewal of the Prior Subadvisory Agreement. The Trustees also considered (i) a copy of a form of the Current Subadvisory Agreement; (ii) information regarding the process by which the Advisor initially selected and recommended Robeco for Board approval, and at the Meeting recommended that the Board approve the Prior Subadvisory Agreement and continuation of Robeco, and the Advisor’s rationale for retaining Robeco following the closing of the Transaction; (iii) information regarding the nature, extent and quality of the services that Robeco provided to the Fund; (iv) information regarding Robeco’s reputation, investment management business, personnel, and operations, and the effect that the Transaction may have on Robeco’s business and operations; (v) information regarding Robeco’s brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees charged by Robeco; (vii) information regarding Robeco’s compliance program; (viii) information regarding Robeco’s historical performance returns managing its allocated portion of the Fund’s portfolio and investment mandates similar to the Fund’s investment mandate, including information comparing that performance to a relevant index; and (ix) information regarding Robeco’s financial condition before and after the Transaction.

In particular, the Board, including the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the advisory services to be provided by Robeco. In examining the nature, extent and quality of the services that had been furnished by Robeco to the Fund under the Prior Subadvisory Agreement, and were to be provided by Robeco to the Fund under the Current Subadvisory Agreement, the Board considered: (i) Robeco’s organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) its expertise in providing portfolio management services to the Fund and other similar investment portfolios and the performance history of the Fund and those other portfolios; (iii) its investment strategy for the Fund; (iv) its performance relative to comparable mutual funds and unmanaged indices; and (v) its compliance program. The Board also considered the review process undertaken by the Advisor and the Advisor’s favorable assessment of the nature and quality of the subadvisory services provided and expected to be provided to the Fund by Robeco after consummation of the Transaction. The Board also noted that the executive and portfolio management teams of Robeco were expected to stay in place after consummation of the Transaction. The Board concluded that the Fund and its shareholders would continue to benefit from the quality and experience of Robeco’s investment professionals. Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the subadvisory services provided by Robeco under the Prior Subadvisory Agreement, as well as Robeco’s ability to render such services based on its experience, operations and resources, were adequate and appropriate for the Fund in light of the Fund’s investment objective, and supported a decision to approve the Current Subadvisory Agreement.

(b) The costs of the services to be provided and the profits to be realized by Robeco and its affiliates from its relationship with the Fund. The Trustees considered the proposed fee payable under the Current Subadvisory Agreement, noting that the proposed fee would be paid by the Advisor, and not the Fund, and, thus, would not impact the fees paid by the Fund. The Board noted that the fee payable to Robeco by the Advisor under the Current Subadvisory Agreement was the same as that payable under the Prior Subadvisory Agreement, and, thus, the Transaction would have no impact on profitability. The Board concluded that the proposed fee payable to Robeco by the Advisor with respect to the assets to be allocated to Robeco in its capacity as subadvisor was reasonable and appropriate.

(c) Ancillary Benefits. The Trustees considered whether there were any ancillary benefits that accrued to Robeco as a result of Robeco’s relationship with the Fund. The Board concluded that Robeco may direct Fund brokerage transactions to certain brokers to obtain research and other services. However, the Board noted that Robeco was required to select brokers who met the Fund’s requirements for seeking best execution, and that the Advisor monitored and evaluated Robeco’s trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters. The Board concluded that the benefits that had accrued and were expected to continue to accrue to Robeco after the Transaction by virtue of its relationship with the Fund were reasonable.

(d) The extent to which economies of scale were realized as the Fund grew, and whether fee levels reflected these economies of scale for the benefit of Fund shareholders. The Trustees recognized that, because Robeco’s fee would continue to be paid by the Advisor, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board’s consideration of the Management Agreement. It was noted that the benefit of breakpoints would go to the Advisor, and not to the Fund, and would be reflected in the Advisor’s profitability, which had been reviewed by the Trustees.

(e) The investment performance of the Fund and Robeco. The Trustees considered Robeco’s investment performance in managing its allocated portion of the Fund’s portfolio as a factor in evaluating the Current Subadvisory Agreement. The Trustees also considered the Advisor’s conclusions, and the reasons supporting the Advisor’s conclusions, that the performance record of Robeco supported the approval of the Current Subadvisory Agreement.

Finally, the Trustees considered the terms of the Current Subadvisory Agreement.

Conclusion. Following full consideration of the foregoing factors, it was reported that no single factor was determinative to the decisions of the Trustees. Based on these factors, along with the determinations of the Advisor at the conclusion of its review and due diligence process and such other matters as were deemed relevant, the Trustees concluded that the fee rate for Robeco pursuant to the Current Subadvisory Agreement was reasonable in relation to the services to be provided to the Fund. As a result, the Board, including all of the Independent Trustees, concluded that the approval of the Current Subadvisory Agreement was in the best interests of the Fund and its shareholders and approved the Current Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at One Lincoln Street, Boston, Massachusetts 02111, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2013, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, PA 19312, is a Delaware limited liability company that is a subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2013, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of August 31, 2013, the Fund had 34,477,398 total shares outstanding, and Mercer Collective Trust: Mercer US Large Cap Value Equity Portfolio held 25,631,471 shares, representing 74.34% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.